SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Salix Pharmaceuticals, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2014

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Friday, June 13, 2014 at 9:00 a.m., Eastern time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, for the following purposes:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.

To amend our certificate of incorporation to increase the number of authorized shares of capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares;

3.	To approve the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

5.	To approve, on an advisory basis, our 2013 executive compensation; and

6.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on Thursday, April 17, 2014 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our headquarters in Raleigh, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2013 Annual Report to Stockholders and the electronic proxy card for the meeting to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

By order of the Board of Directors,
SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,
President and Chief Executive Officer

Raleigh, North Carolina

April 28, 2014

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 13, 2014

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2014

Information Concerning Solicitation And Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of stockholders to be held on Friday, June 13, 2014 at 9:00 a.m., Eastern time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615 or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 17, 2014 are entitled to notice of and to vote at the meeting.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2013 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 29, 2014. We mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2014 to our stockholders of record and beneficial owners as of April 17, 2014, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We will reimburse banks, brokerage firms and other nominees for the reasonable out-of-pocket expenses incurred by them in forwarding soliciting materials to beneficial owners of our common stock. Our directors, officers or employees may also solicit proxies personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay them additional compensation for doing so.

Questions and Answers about the 2014 Annual Meeting

Q:	Who may vote at the meeting?

A:    Our Board of Directors set April 17, 2014 as the record date for the meeting. If you owned our common stock at the close of business on April 17, 2014, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 17, 2014, there were 63,401,066 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares said to be held in “street name.” In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is a broker non-vote?

A:    The NYSE has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Global Select Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker, bank or other holder of record may return a proxy card on behalf of a beneficial owner from whom such holder of record has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. Under current NYSE interpretations, Proposals 1, 2, 3, and 5 are considered non-discretionary matters and Proposal 4 is considered a discretionary matter.

If you do not provide voting instructions to your bank, broker or other holder of record on how to vote your shares, your shares will not be voted on any proposal on which your bank, broker or other holder of record does not have discretionary authority to vote. This is called a “broker non-vote.”

Q:	What is the effect of a broker non-vote?

A:    Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 3, 4 and 5).

However, a broker non-vote on a proposal that requires the approval of a majority of the outstanding shares (Proposal 2) will have the same effect as a vote AGAINST such proposal.

Q:	What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•

have voted by telephone or by the Internet, properly submitted a proxy card or provided instructions on how to vote your shares to your bank, broker or other nominee and your bank, broker or other nominee so voted.

If you are present in person or submit a vote or proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A: The proposals to be voted on at the meeting are:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.

To amend our certificate of incorporation to increase the number of authorized shares of capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares;

3.	To approve the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan, which was adopted, subject to stockholder approval, by the Board on April 17, 2014;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To approve, on an advisory basis, our 2013 executive compensation.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voter instruction card provided by your bank, broker or other nominee will vote the shares they represent using their best judgment.

Q:	How many votes are required to approve each proposal?

Proposal	Vote Required

Proposal 1 – To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified

Plurality of the votes cast, provided, however, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation in accordance with the Corporate Governance Guidelines and Policies, as described below under the heading “‘Plurality Plus’ Election of Directors”

Proposal 2 – To amend our certificate of incorporation to increase the number of authorized shares of capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares

Majority of the outstanding shares of common stock

Proposal 3 – To approve the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan, which was adopted, subject to stockholder approval, by the Board on April 17, 2014	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal	Vote Required
Proposal 4 – To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 5 – To approve, on an advisory basis, our 2013 executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy

Q:	How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways:

•	vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website;

•	vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, US territories and Canada any time on a touch-tone telephone and following the recorded instructions; or

•

request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the proxy card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern time, on June 12, 2014.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your bank, broker or other nominee. You should follow those instructions.

Q:	How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2014 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 at or before the taking of the vote at the meeting;

•	Duly executing and delivering a later-dated proxy relating to the same shares at or before the taking of the vote at the meeting;

•	Submitting a later-dated vote by telephone or Internet prior to 11:59 p.m., Eastern time, on June 12, 2014; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:	Where can I find the voting results of the meeting?

A:    We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days following the meeting of stockholders.

Q:	For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card and 2013 Annual Report to Stockholders for the year ended December 31, 2013 are also available in PDF and HTML format at www.salix.com/financial-investors/reports.aspx and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting and until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell, Thomas W. D’Alonzo (Chairman), William P. Keane, Carolyn J. Logan and Mark A. Sirgo. All of our current directors are nominees to be elected at the 2014 annual meeting of stockholders.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you give your broker instructions as to how to vote your shares.

The names of our director nominees are set forth below along with information based on data they provided us as of March 5, 2014. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 8510 Colonnade Center Drive, Raleigh, North Carolina 27615.

Director Nominee	Age	Position(s) With Salix	Director Since
John F. Chappell	77	Director	1993

Thomas W. D’Alonzo	70	Chairman of the Board of Directors	2000

William P. Keane	59	Director	2004

Carolyn J. Logan	65	President, Chief Executive Officer and Director	2002

Mark A. Sirgo	60	Director	2008

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and was the Chairman of the Board from September 2003 until June 2010. From 1990 until his retirement in 2002, he served as founder and Chairman of Plexus Ventures LLC, a private company which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, a global pharmaceutical and healthcare company, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and Corporate Planning & Development. He has served as a director of the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Among other experience, qualifications, attributes and skills, Mr. Chappell’s knowledge and experience in leading large organizations in the life sciences industry, being the founder and chairman of a company specializing in business development and strategic transactions for companies in the pharmaceutical industry and serving on boards of directors of pharmaceutical and biotech industry organizations led to the conclusion of our Nominating/Corporate Governance Committee and of our Board of Directors that he should serve as a director of our Company in light of our business and structure.

Thomas W. D’Alonzo has served as a member of our Board of Directors since May 2000 and has been the Chairman of the Board since June 2010. Mr. D’Alonzo joined the Board of Directors of BioDelivery Sciences International, Inc., a specialty pharmaceutical company, (NASDAQ: BDSI) in April 2014. From 2005 until 2012, Mr. D’Alonzo served on the board of directors of Amarillo Biosciences, Inc., a public specialty biopharmaceutical company, and Plexigen, Inc., a private diagnostics company. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc., a biomaterial materials company. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., a specialty pharmaceutical company focused on oncology treatment and products, and he served on its board of directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, a global pharmaceutical and healthcare company, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Among other experience, qualifications, attributes and skills, Mr. D’Alonzo’s knowledge and experience in legal matters, in leading large organizations and serving on boards of directors in the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our Board of Directors that he should serve as a director of our Company in light of our business and structure.

William P. Keane joined our Board of Directors in January 2004. From June 2007 to January 2010, Mr. Keane served on the board of directors of Intellect Neurosciences, Inc. a biopharmaceutical company engaged in the discovery and development of drugs to treat Alzheimer’s and other neurodegenerative disorders. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President-Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company, a global biopharmaceutical company, from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, now known as Fujifilm Diosynth Biotechnologies USA Inc., a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Among other experience, qualifications, attributes and skills, Mr. Keane’s experience in accounting and auditing matters affecting the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our Board of Directors that he should serve as a director of our Company in light of our business and structure.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, focused on developing dermatology treatments, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb

Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb, a global biopharmaceutical company. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Among other experience, qualifications, attributes and skills, Ms. Logan’s pharmaceutical sales and marketing experience and knowledge of our business led to the conclusion of our Nominating/Corporate Governance Committee and of our Board of Directors that she should serve as a director of our Company in light of our business and structure.

Mark A. Sirgo joined our Board of Directors in February 2008. Since July 2005, Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., a specialty pharmaceutical company (NASDAQ : BDSI), and has served in various executive positions at the company and as director of the company since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc., a global contract research organization, and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, a global pharmaceutical and healthcare company, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Among other experience, qualifications, attributes and skills, Dr. Sirgo’s knowledge and experience in drug development, clinical trials and regulatory processes led to the conclusion of our Nominating/Corporate Governance Committee and of our Board of Directors that he should serve as a director of our Company in light of our business and structure.

Vote Required

As required by our Bylaws, the election of directors is by a plurality of the votes cast. The directors elected will be the five nominees who receive the highest number of affirmative votes of the common stock present and entitled to vote.

In accordance with Delaware law, abstentions and votes withheld from any director will be counted for purposes of determining whether a quorum is present at the meeting, but will have no effect on the election of directors. Broker non-votes will not be counted for purposes of determining the number of shares represented and entitled to vote with respect to this proposal and will not affect the vote on this proposal.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is currently comprised of five directors. We have historically separated the position of Chairman, currently independent director Mr. D’Alonzo, and that of Chief Executive Officer, currently Ms. Logan. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. D’Alonzo’s experience with large organizations and boards of directors and Ms. Logan’s historical experience and understanding of our Company and industry.

Board’s Role in Risk Oversight

Our Board of Directors plays a central role in overseeing the short- and long-term risk to the Company and its shareholders. The Board administers its oversight function through discussions with management about risk factors. In addition, the Board’s committee structure enhances the Board’s risk management oversight by reviewing and approving the Company’s audit, executive compensation and corporate governance issues.

Director Independence

Our Board of Directors has determined that Messrs. Chappell, D’Alonzo, and Keane and Dr. Sirgo are independent within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market Rules. As part of such determination of independence, our Board has affirmatively decided that none of these four directors has any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/Corporate Governance Committee has determined that desirable characteristics for Board membership include industry knowledge, senior management experience, relevant skill sets, diversity, business acumen, strength of character and mature judgment and considers the mix of skills, character, judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Governance & Compliance in the About Us section on our website at www.salix.com. Fundamentally, the Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. A majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ rules.

Process for Submitting Recommendations and Nominations

The Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to recommend candidates to our Board of Directors. A stockholder who wishes to recommend a director candidate for evaluation by the Committee should forward the candidate’s name and information about the candidate’s qualifications to the Chairman of the Nominating/Corporate Governance Committee, in care of the Corporate Secretary, to our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Stockholders may also directly nominate a person for election to our Board of Directors by following the nomination procedures outlined in our Bylaws. These procedures require the stockholder to deliver timely notice of the director nomination in writing and in proper form to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 and to provide updates and supplements to the notice at the times and in the forms required by our Bylaws. To be timely for an annual meeting, the stockholder’s notice must be delivered not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders and, accordingly, any notice for the 2015 annual meeting must be delivered no earlier than February 13, 2015 and no later than March 15, 2015. However, if the date of the 2015 annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting is first made. To be proper, the stockholder’s notice must contain certain prescribed information as described in more detail in Article II of our Bylaws. A copy of our Bylaws was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 23, 2013 and is available online under Governance & Compliance in the About Us section on our website at www.salix.com.

“Plurality Plus” Election of Directors

Our Corporate Governance Guidelines provide that in an election where the number of nominees is equal to or less than the number of directors to be elected at the meeting, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board in accordance with the Corporate Governance Guidelines.

The Nominating/Corporate Governance Committee, or other committee designated by the Board will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board must act on the resignation, taking into account the Committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director who has tendered his or her resignation may not participate in the Committee’s or the Board’s deliberations or decision with respect to the tendered resignation. If the Board accepts a director’s resignation pursuant to the Corporate Governance Guidelines, then the Board may fill the resulting vacancy pursuant to Salix’s Bylaws or decrease the size of the Board pursuant to Section 3.2 of Salix’s Bylaws.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with the NASDAQ rules and is responsible for overseeing risks associated with its respective area of responsibility.

Audit Committee

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Committee is responsible for monitoring risks related to financial assets, accounting, and legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews of specific functions with support of both the internal Company personnel and independent auditors and reports the results of these reviews to the Board as appropriate. The Audit Committee currently consists of Messrs. Keane (Chairman), Chappell, and D’Alonzo and Dr. Sirgo. The Board has determined that each member currently serving on the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

Compensation Committee

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans to ensure sound pay practices that do not cause risks that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee currently consists of Dr. Sirgo (Chairman) and Messrs. D’Alonzo, Chappell and Keane.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles (including ones designed to eliminate risks in our governance structure) and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Messrs. Chappell (Chairman), D’Alonzo, and Keane and Dr. Sirgo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any other employees present, to evaluate the performance of management and to discuss other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2013, the Board of Directors held 19 meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings and the Nominating/Corporate Governance Committee held three meetings. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2013.

Our Guidelines state that each director is expected to attend the annual meetings of stockholders. All of our directors attended the 2013 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner directly to the Director, Compliance. The Audit Committee then reviews all such complaints regarding accounting and auditing matters.

In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION

Our Board of Directors has unanimously determined that it is advisable to amend the first paragraph of Article IV of our certificate of incorporation to increase the number of authorized shares of our capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of our common stock from 150,000,000 shares to 300,000,000 shares.

Currently, our certificate of incorporation authorizes an aggregate of 155,000,000 shares of capital stock. These shares consist of 150,000,000 shares of authorized common stock and 5,000,000 shares of authorized preferred stock. Neither our certificate of incorporation nor our Bylaws provide for cumulative voting for either our common stock or preferred stock. The preferred stock may be issued in such classes and series with such rights and privileges as our Board of Directors may determine.

As of April 17, 2014, we had 63,401,066 shares of common stock issued and outstanding and 4,539,187 shares reserved for future issuance under our stock plans. As of April 17, 2014, we also had reserved approximately 23,823,097 shares of our common stock for issuance pursuant to the conversion of $345 million aggregate principle amount of convertible senior notes due in 2015 and $690 million aggregate principal amount of convertible senior notes due 2019. This leaves only 58,236,650 shares of common stock available for other future issuances.

Our Board of Directors has not approved any other changes to the certificate of incorporation. The proposed language of the first paragraph of Article IV set forth below in its entirety:

The Corporation shall be authorized to issue an aggregate of 305 million (305,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of 300 million (300,000,000) shares having $0.001 par value per share. The Preferred Stock of the Corporation shall consist of five million (5,000,000) shares having $0.001 par value per share.

We believe that an increase in the number of authorized shares of our common stock is prudent in order to assure that a sufficient number of shares of common stock is available for issuance in the future if our Board of Directors deems it to be in our and our stockholders’ best interests.

The authorized but unissued shares of common stock will be available for issuance from time to time as our Board of Directors deems advisable or required for various purposes, including, but not limited to, acquiring businesses or assets, raising capital, establishing strategic relationships with other companies, and declaring stock dividends or effecting stock splits. Our Board will be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the next regularly scheduled annual meeting of stockholders in order to increase the authorized shares of capital stock. Such issuances might require stockholder approval under the NASDAQ rules or other applicable rules, in which case we would present the matter to our stockholders for their approval. While we have no current plans to issue any of the shares that will be authorized if the increase is approved, we may use any of the increased shares if deemed advisable by our Board at the time and in the manner approved by our Board.

The increase in authorized shares of common stock will not alter our current number of issued shares of common stock. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment. Our stockholders will not realize any dilution in their percentage of ownership of us or their voting rights as a result of the increase. However, issuances of significant numbers of additional shares of common stock in the future will dilute stockholders’ percentage ownership of us and if such shares are issued at prices below what current stockholders paid for their shares, might also dilute the value of current stockholders’ shares.

The proposed increase in our authorized common stock, under certain circumstances, could have an anti-takeover effect, although this is not the intent of our Board of Directors. For example, it could be possible for our Board to delay or impede a takeover or change in control of us by causing additional shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our or our stockholders’ best interests. The increased authorized capital therefore could have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased common stock could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Further, the increased authorized capital could have the effect of permitting our management, including our Board, to retain its position, and place it in a better position to resist changes that stockholders wish to make if they are dissatisfied with the conduct of our business.

Other provisions of Delaware law, our certificate of incorporation and Bylaws might have anti-takeover consequences. For example, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless: (a) the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status; (b) when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or (c) on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

In addition, our Bylaws contain advance notice procedures for stockholder proposals to be brought before a meeting of stockholders, including any proposed nominations of persons for election to our Board of Directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, who has given to our Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has otherwise complied with our Bylaws. Although our Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates for election to our Board or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, they may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us. By requiring advance notice of other proposed business, the stockholder advance notice procedures will also provide a more orderly procedure for conducting an annual meeting of stockholders and, to the extent deemed necessary or desirable by our Board, will provide our Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board’s position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Finally, our certificate of incorporation provides that our stockholders may not take any action by written consent, but only may take action at duly called annual or special meetings of stockholders. Our Bylaws further provide that special meetings of our stockholders may be only called by our Board of Directors, the Chairman of the Board, our President or the holders of at least 50% of all the votes entitled to be cast on an issue by delivering written demands to our Corporate Secretary.

Our Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

If the amendment to our certificate of incorporation is approved by the stockholders, we will file a certificate of amendment to our certificate of incorporation with the office of the Delaware Secretary of State. We anticipate making that filing promptly following the annual meeting of stockholders.

Vote Required

Approval of the amendment to our certificate of incorporation requires the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding on the record date.

Abstentions and broker non-votes will have the effect of votes AGAINST the approval of this proposal. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the rules governing brokers, your broker may NOT vote your shares on the amendment of our certificate of incorporation. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the amendment of our certificate of incorporation.

PROPOSAL 3

APPROVAL OF THE SALIX PHARMACEUTICALS, LTD. 2014 STOCK INCENTIVE PLAN

The Board of Directors has adopted, subject to stockholder approval, the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan (the “2014 Stock Plan”). The purpose of the 2014 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to directors, officers, employees, consultants and advisors of the Company and to promote the success of the Company’s business and the stockholders’ interests. The 2014 Stock Plan seeks to achieve these purposes by providing for awards to participants in the form stock options, stock appreciation rights, shares of restricted stock, restricted stock units and others forms of award based on the value (or the increase in value) of shares of the common stock of the Company and cash. Because the Company believes it is important to have flexibility to grant various types of equity awards to its directors, officers, employees, consultants and advisors so that it can react appropriately to the changing environment, it has designed the 2014 Stock Plan to provide as much flexibility as possible for future equity incentive and performance bonus grants so that we can respond as necessary to provide competitive compensation.

Historically, the Company has provided equity incentive to its directors, officers, employees and consultants through grants of stock options, shares of restricted stock, and restricted stock units under the Salix Pharmaceuticals, Ltd. 2005 Stock Plan (as amended, the “2005 Stock Plan”). The 2005 Stock Plan provides for up to 8,900,000 shares of our common stock to be available for grants made under the plan and expires by its terms in April 2015. As of April 17, 2014, 365,112 unexercised options were outstanding under the 2005 Stock Plan, 1,410,311 unvested shares of restricted common stock were subject to grants under the 2005 Stock Plan, and 2,759,247 shares were available for grants under the 2005 Stock Plan. We are proposing that 1,500,000 shares of common stock be authorized for grants under the 2014 Stock Plan, plus the number of shares that remain available for grants under the 2005 Stock Plan as of the effective date of the 2014 Stock Plan, subject to adjustments allowed under the 2014 Stock Plan. If the 2014 Stock Plan is approved by stockholders, we will no longer make grants under the 2005 Stock Plan.

The full text of the 2014 Stock Plan is included as Appendix A to this Proxy Statement, and a brief description of its material terms, which is qualified in its entirety by reference to the full text of the 2014 Stock Plan, is provided below.

The 2014 Stock Plan includes the following features designed to protect stockholder interests and appropriately reflect our compensation philosophy:

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (a “SAR”) is ten years.

•

No repricing or grant of discounted stock options. The 2014 Stock Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price. Absent stockholder approval the 2014 Stock Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the Common Stock, on the date of grant.

•

Limitation on share counting. Shares surrendered for the payment of the exercise price or withholding taxes under stock options, restricted stock, or SARs may not again be made available for issuance under the 2014 Stock Plan.

•

Code Section 162(m) Eligibility. Provides flexibility to grant awards under the 2014 Stock Plan that qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Description of the 2014 Stock Plan

Effective Date and Term. Subject to stockholder approval, the 2014 Stock Plan will be effective as of June 13, 2014, and no awards shall be made under the 2014 Stock Plan more than 10 years after its effective date.

Eligibility. Any individual who is current director, officer, employee, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary entities or any other business venture (including, joint ventures or limited liability companies) in which the Company has a controlling interest, as determined by the Compensation Committee, is eligible to be granted an award.

Administration. The 2014 Stock Plan is administered by the Compensation Committee, which has authority to grant awards and determine recipients and terms of awards. The Compensation Committee has full authority to construe and interpret the terms of the 2014 Stock Plan and the terms of any award certificates under the plan, and to determine all facts necessary to administer the plan and any such award certificates. The Compensation Committee may delegate its authority under the 2014 Stock Plan to the extent permitted by law.

Stock Subject to the Plan. Subject to adjustments allowed under the 2014 Stock Plan, awards may be made under the plan for up to 1,500,000 shares of common stock plus the number of shares that remain available for grant under the 2005 Stock Plan as of the effective date of the 2014 Stock Plan, all of which can be issued as incentive stock options meeting the requirements of Section 422 of the Code. The tax differences between incentive stock options and nonqualified stock options are summarized below under the heading “Federal Income Tax Consequences.” If any award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. However, shares tendered to the Company by a participant as payment of the exercise price or withholding taxes to exercise an award would not be added to the number of shares available for grants under the plan. Shares issued under the 2014 Stock Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The fair market value per share of our common stock means the closing sales price (or the closing bid, if no sales were reported) for the primary trading session on the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the administrator deems reliable. The Compensation Committee can substitute a particular time of day or other measure of “closing sale price” if appropriate because of unusual circumstances or can use weighted averages either on a daily basis or such longer period as complies with section 409A of the Code.

Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Compensation Committee deems appropriate. Substitute awards shall not count against the overall share limit set forth in the 2014 Stock Plan, except as may be required by law.

Overview of Awards. The 2014 Stock Plan permits the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, and any other form of award based on the value (or the increase in value) of shares of the Company’s common stock. The 2014 Stock Plan also permits cash incentive awards. Awards granted under the 2014 Stock Plan generally vest to the extent certain conditions are met. Vesting criteria shall include the passage of time or the attainment of individual or Company performance objectives, or a combination of both.

Stock Options. The Compensation Committee may grant options to purchase shares of common stock and determine the number of shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

An option that the Compensation Committee intends to be an incentive stock option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary entities and any other entities the employees of which are eligible to receive incentive stock options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.

The Compensation Committee shall establish the exercise price of each option and specify the exercise price in the award certificate. The exercise price of an award intended to be an incentive stock option shall be not less than 100% of the fair market value on the date the option is granted, except that, if any incentive stock option is granted to a person possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company (a “ten percent shareholder”), the exercise price shall be not less than 110% of the fair market value of the shares subject to the option on the date the option is granted.

Each option granted under the 2014 Stock Plan shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable award certificate; provided, however, that no option shall be granted for a term of more than 10 years and no incentive stock option issued to a ten percent shareholder shall have a term of more than five years. No option shall permit deferred receipt of compensation on the option beyond the date of exercise, unless the Compensation Committee expressly determines that such option shall be subject to Section 409A of the Code.

Stock Appreciation Rights. A SAR is an award in the form of a right to receive cash or a share of common stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the share of common stock over a base price established in the award. The Committee may grant SARs either independently of stock options, or in tandem with stock options such that the exercise of the stock option or SAR cancels the tandem SAR or stock option. The minimum base price of a SAR granted under the 2014 Stock Plan shall be the price set forth in the applicable award certificate, or, in the case of a SAR related to a stock option (whether already outstanding or concurrently granted), the exercise price of the related stock option.

Restricted Stock. The Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable restricted stock award, including the conditions for vesting and the issue price, if any.

Restricted Stock Units. The Compensation Committee may grant restricted stock units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with an award of restricted stock. Each restricted stock unit shall have a value equal to the fair market value of one share of stock. Restricted stock units may be paid at such time and in such form as the Compensation Committee may determine in its discretion.

Other Stock-Based Awards. Other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of stock or other property, may be granted under the 2014 Stock Plan to participants in the plan. Such other share awards shall also be available as a form of payment in the settlement of other awards granted under the 2014 Stock Plan or as payment in lieu of compensation to which a participant in the plan is otherwise entitled.

Cash Awards. Cash awards are awards under the 2014 Stock Plan that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the awards.

Performance Based Awards. Any award granted under the 2014 Stock Plan may be granted as an award that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. With the exception of any stock option or SAR, an award that is intended to satisfy the requirements of a performance-based award shall be so designated at the time of grant. Stock options and SARs need not satisfy the specific performance criteria described below in order to qualify as performance-based awards.

The maximum aggregate number of shares of the Company’s common stock for which performance-based awards may be issued under the 2014 Stock Plan in any calendar year to an individual participant shall not exceed 500,000, and the maximum amount that may be earned as a cash award for a performance period for a single calendar year by any individual participant is $2,000,000 and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any individual participant is $2,000,000.

In the case of awards intended to qualify as performance-based awards, the performance criteria shall be selected only from among the criteria set forth in the plan. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, or affiliate as a whole or any business unit of the Company, a subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of the performance criteria.

Before any performance-based award (other than stock options and SARs) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the award have been satisfied; provided that the Compensation Committee shall have authority to pay a performance-based award without regard to the applicable performance criteria in the event of the award holder’s death or disability, or if there is a change in control of the Company.

The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the 2014 Stock Plan and Section 162(m) of the Code, on the payment of individual awards granted as performance based awards. To the extent set forth in an award certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that in the case of awards intended to qualify as performance-based awards, such adjustments shall meet the requirements of Section 162(m) of the Code.

Adjustments Due to Changes in Capitalization or Control. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of common stock other than an ordinary cash dividend, (1) the number and class of securities available under the 2014 Stock Plan, (2) the number and class of securities and exercise price per share of each outstanding option, (3) the number of shares of common stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (4) the terms of each other outstanding award, shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

In connection with a change in control, all outstanding awards and any restricted shares acquired on the exercise of an Award will either: (1) be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, and no additional vesting or waiver of forfeiture restrictions shall occur as a result of the change in control unless the award holder is terminated other than for “cause” or quits for “good reason,” during the three-year period beginning on the date of the change in control, in which case any awards and any restricted shares acquired on the exercise of such an award shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, or (2) if not so assumed or substituted, become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived.

Awards shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive, for each share of common stock subject to the Award immediately before the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Compensation Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share subject to the award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

Transferability of Awards. Unless otherwise provided by the Compensation Committee, awards are generally nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of a holder of an award, shall be exercisable only by such holder.

Termination of Employment. If a participant’s status as an employee or consultant terminates for any reason other than by reason of death or disability, such participant may for a limited period of time after the date of such termination, exercise his or her stock options to the extent that he or she was entitled to exercise than at the date of such termination. To the extent that the participant was not entitled to exercise the options at the date of such termination, the options shall terminate. If a participant’s status as an employee or consultant terminates for any reason other than by reason of death or disability or in connection with a change in control as described above, any award of restricted stock or RSUs that remains subject to restrictions shall immediately terminate.

Death or Disability. If a participant’s status as an employee or consultant terminates by reason of his or her death or disability, all unvested options held by the participant shall immediately vest, and the options may be exercised, at any time within 12 months (or such shorter period of time as is determined by the Compensation Committee) following the date of death, by the participant’s estate or other beneficiary. If a Participant’s status as an employee or consultant terminates by reason of his or her death or disability, all awards of restricted stock or RSUs shall immediately vest and the participant (or his or her estate or other beneficiary) shall receive the applicable payment.

Tax Withholding. A participant in the 2014 Stock Plan must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of stock subject to an award. Payment of withholding obligations is due before the Company will issue any shares of stock on exercise or release from forfeiture of an award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise.

Amendment of Awards and the 2014 Stock Plan. The Compensation Committee may amend, modify or terminate any outstanding award; provided, however, that no outstanding award may be amended to reduce the exercise price of a stock option, SAR or other similar award. Consent by a participant to any amendment shall be required unless the Compensation Committee determines that the action would not materially and adversely affect the participant’s rights under the Plan.

The Compensation Committee may amend, suspend or terminate the 2014 Stock Plan or any portion of the plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under (i) Section 422 of the Code with respect to incentive stock options, (ii) the listing standards of the exchange on which our common stock is at the time primarily traded, or (iii) applicable law or regulation, the Compensation Committee may not effect such modification or amendment without stockholder approval. Unless otherwise specified in the amendment, any amendment to the 2014 Stock Plan shall apply to, and be binding on the holders of, all awards outstanding under the plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the plan.

Acceleration. The Compensation Committee may at any time provide that any award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences generally arising with respect to stock options, stock appreciation rights, shares of restricted stock, and cash awards granted under the 2014 Stock Plan under current federal tax law. The discussion is not a complete analysis of all federal income tax consequences (or of any state or other federal tax consequences, such as employment consequences) and does not cover all specific transactions which may occur.

Stock Options.

Incentive Stock Options. There are generally no tax consequences associated with the grant or timely exercise of an incentive stock option. If an award holder holds the shares of stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the holder will recognize capital gain or loss upon sale of the stock equal to the difference between the amount realized on the sale and the exercise price. If the stock is not held for the required period, the award holder will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the holder upon disposition will be capital gain. However, even though there generally are no tax consequences associated with the exercise of an incentive stock option, the excess of the fair market value of stock received upon the exercise of an incentive stock option over the option price for the stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the award holder recognizes ordinary income.

Nonqualified Stock Options. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee will be considered compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the holder to ensure that the proper amount is withheld. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of stock transferred to an award holder pursuant to the exercise of a nonqualified stock option is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the option. If an award holder thereafter sells stock acquired upon exercise of a nonqualified stock option, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Stock Appreciation Rights. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. SARs provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of Common Stock transferred to an award holder pursuant to the exercise of a SAR is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the SAR. If an award holder thereafter sells stock acquired upon exercise of a SAR, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Restricted Stock. In general, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of restricted stock. On the date that the restrictions on the shares lapse, the award holder will recognize ordinary income in an amount equal to the fair market value of the shares on that date (minus any amount the award holder paid for the shares). Income recognized by an award holder who is an employee is compensation subject to withholding; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. The Company can deduct the amount of income recognized by the award holder, subject to certain limitations. An award holder’s adjusted basis in the stock received is equal to the ordinary income recognized by the award holder. If an award holder thereafter sells the stock, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes. If an award holder forfeits an award before the restrictions lapse, the award holder will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, an award holder may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares of stock on the grant date (minus any amount the award holder pays for the shares) and is compensation subject to withholding for employees. If an award holder subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the holder will not be eligible for capital loss treatment with respect to the stock.

Cash Awards. When a cash award is paid or otherwise made available to a participant, the award holder will recognize ordinary income in an amount equal to the cash received or made available. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Section 409A and Recent Legislation. The terms of the 2014 Stock Plan and each award granted under the 2014 Stock Plan are intended to comply with or to be exempt from Section 409A of the Code, which imposes specific restrictions on nonqualified deferred compensation arrangements, whether by reason of such Awards qualifying as short-term deferral or otherwise.

The foregoing is only a summary, based on the current Code and Treasury regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient, and does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

New Plan Benefits

Provided that the stockholders approve the proposed 2014 Stock Plan, the number of shares of common stock issuable pursuant to the terms of the 2014 Stock Plan will be available for awards to all eligible participants of the plan. The Board of Directors has not at this time considered or approved any future awards under the 2014 Stock Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

Vote Required

Approval of the 2014 Stock Plan requires the affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote on the proposal.

In accordance with Delaware law, abstentions will be counted for purposes of determining the total number of shares represented at the meeting and entitled to vote on this proposal and will have the effect of a vote against this proposal. Broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to this proposal and will not affect the vote on this proposal.

Consequences of Non-Approval

The Company considers stockholder approval of the 2014 Stock Plan to be critical to the Company’s ability to retain and attract directors, officers, employees, and consultants and advisors whose services are necessary to carry out the Company’s business plan. If the stockholders do not approve the proposed 2014 Stock Plan, the Company believes its ability to retain and attract talented personnel may be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to talented individuals under equity plans already in place. Additionally, the Company would have to consider providing additional cash compensation to its key employees to maintain competitive levels of compensation and its ability to align the compensation provided to its employees and officers with the interests of stockholders would be diminished.

The Board of Directors unanimously recommends that stockholders vote “FOR” the proposed 2014 Stock Plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

Ernst & Young has audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

Representatives of Ernst & Young are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

In accordance with Delaware law, abstentions will be counted for purposes of determining the total number of shares represented at the meeting and entitled to vote on this proposal and will have the effect of a vote against this proposal. Because the ratification of the appointment of Ernst & Young is considered a “routine” proposal, a broker holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, independent registered public accounting firm and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent registered public accounting firm is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2013 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

Ernst & Young served as our independent registered public accounting firm for fiscal year 2013 and audited our consolidated financial statements for the fiscal year ended December 31, 2013. The Audit Committee has discussed with the Ernst & Young matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and Ernst & Young have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by Ernst & Young and the fees and costs billed and expected to be billed by the such firm for those services. When approving the retention of Ernst & Young for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

The Audit Committee also has discussed with Ernst & Young, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and Ernst & Young referred to above, the Audit Committee recommended to the Board of Directors on February 26, 2014, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
William P. Keane, Chairman
John F. Chappell
Thomas W. D’Alonzo
Mark A. Sirgo

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to specified dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to the Company by Ernst & Young in 2012 and 2013. A description of these various fees and services follows the table.

	2012	2013
Audit Fees	$846,264	$1,124,971
Audit-Related Fees	n/a	n/a
Tax Fees	32,950	13,606
All Other Fees	1,920	1,920

Total	$881,134	$1,140,497

Audit Fees

The aggregate fees Ernst & Young billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $846,264 in 2012 and approximately $924,971 in 2013.

Audit-Related Fees

Ernst & Young did not perform any audit-related services for us in 2012 and 2013, respectively.

Tax Fees

The aggregate fees Ernst & Young billed us in connection with professional services for tax compliance, tax planning and tax advice were approximately $32,950 in 2012, primarily for work on our 2011 taxes, and approximately $13,606 in 2013, primarily for work on our 2012 taxes.

All Other Fees

We paid Ernst & Young an annual fee of $1,920 in 2012 and 2013, for a computer program used to research technical accounting issues.

The Audit Committee approved 100% of the Audit Fees, Tax Fees, and All Other Fees described above.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires us to submit to the stockholders a non-binding vote on executive compensation at least once every three years. As our Board recommended in 2011, we are giving you the opportunity to have such a vote annually. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 27-39, including the Compensation Discussion and Analysis, or CD&A, on pages 27-34. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2013 compensation of the Named Executive Officers.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2013 and the other related tables and disclosures).

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

In accordance with Delaware law, abstentions will be counted for purposes of determining the total number of shares represented at the meeting and entitled to vote on this proposal and will have the effect of a vote against this proposal. Broker non-votes will not be counted for purposes of determining the number of shares represented and entitled to vote with respect to this proposal and will not affect the vote on this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” our 2013 executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Mark A. Sirgo, Chairman
Thomas W. D’Alonzo
William P. Keane
John F. Chappell

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers, as defined in the Summary Compensation Table below (“Named Executive Officers”). In fiscal 2013, our Named Executive Officers were:

•	Carolyn J. Logan, President and Chief Executive Officer;

•	Adam C. Derbyshire, Executive Vice President, Finance and Administration, and Chief Financial Officer;

•	William P. Forbes, Executive Vice President, Research and Development, and Chief Development Officer; and

•	Rick D. Scruggs, Executive Vice President, Business Development.

Our CD&A first describes our executive compensation philosophy and objectives. We then detail the role of our Compensation Committee and its process for determining and analyzing the compensation of our Named Executive Officers, including its sources of information. This CD&A then discusses our specific compensation programs, highlighting the main components of each compensation program. Finally, we outline the limited other benefits we provide to our Named Executive Officers and describe some of our key executive compensation policies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly, in the form of annual cash incentive payments, or indirectly, in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, by setting individual management goals based on those objectives;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee designs our executive compensation program and sets compensation levels for the Named Executive Officers that are comparable to those of other companies with which we compete for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and to set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation between the 50th and 75th percentiles of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Role of the Compensation Committee

The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of Rule 16b-3 under the Exchange Act as amended and the NASDAQ Stock Market listing standards. The Committee has overall responsibility for evaluating and approving the director and executive officer compensation plans, policies and programs of the Company.

Compensation Consultant

The Compensation Committee has engaged Radford, an Aon Hewitt company, as an independent compensation consultant to provide advice, research and evaluation related to executive compensation. Radford is a subsidiary of Aon plc (“Aon”). Radford provides the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends and current best practices. In this capacity, the Committee utilizes reports and analyses prepared by Radford, including the Radford Global Life Sciences Survey for the Committee’s approved group of peer companies. Radford has acted as the Committee’s independent compensation consultant since 2006. The Compensation Committee assessed the independence of Radford considering the factors required by NASDAQ Stock Market listing standards and concluded that no conflict of interest exists that would prevent Radford from independently representing the Committee.

The Company has also retained the services of Aon, which is a leading provider of insurance and risk management services, in certain ongoing insurance broker roles. In 2013, Radford received $45,206 in fees for its compensation consulting work done on behalf of the Committee and Aon received $451,899 in fees for insurance brokerage services performed on behalf of the Company at the request of management. The Committee was advised in 2013 of the insurance broker services that Aon performed for the Company but did not specifically approve these other services.

Radford and Aon have developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) confidentiality requirements, a code of conduct and a policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) defined engagements with compensation committees that are separate from any other services provided; (iv) segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

Our management recommended to the Compensation Committee that we continue to engage Radford for compensation survey data and ad hoc compensation consulting services beyond executive and board compensation work because management believes that Radford remains the leader in providing those services in the biotechnology and pharmaceutical industries.

The Compensation Committee regularly evaluates the nature and scope of the services provided by Radford. The Compensation Committee approved the fiscal 2013 executive and director compensation consulting services described above.

Sources of Information

The Committee relies on Radford’s advice, research, and evaluation in overseeing our compensation program. In addition, the Committee relies on the experience and knowledge that the Committee members and our senior management have gained over the years from the administration of compensation programs. The Committee seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources each year to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

In determining compensation for the Chief Executive Officer, the Committee considers, among other things, comparative financial and compensation data of selected peer companies. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Compensation Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Company’s compensation philosophy and objectives described above.

2013 Say on Pay Vote

At our 2013 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation practices and policies. More than 92% of the votes cast approved the 2012 compensation of our Named Executive Officers as disclosed in the proxy statement for that meeting. As a result, the Compensation Committee decided to retain our general approach in the 2013 fiscal year. The Compensation Committee will consider the outcome of the annual say-on-pay votes when making future compensation decisions.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. With the assistance of Radford, we have identified a peer group consisting of other life sciences companies that are generally comparable in size to us based on revenue, net income and market capitalization. We periodically review the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the list any companies that no longer fit the relevant criteria and adding any new ones that do. For purposes of compensation decisions made in 2013, our peer group of companies, updated in 2013, consisted of the following:

Alexion Pharmaceuticals, Inc.	Medivation, Inc.
Alkermes, Inc.	Pharmacyclics, Inc.
BioMarin Pharmaceutical Inc.	Questcor Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.
Endo Health Solutions Inc.	Seattle Genetics, Inc.
Forest Laboratories, Inc.	The Medicines Company
Incyte Corporation	United Therapeutics Corporation
Jazz Pharmaceuticals plc	Vertex Pharmaceuticals Incorporated

2013 Performance Objectives and Achievement

In determining executive compensation, the Compensation Committee considers the achievement of our corporate objectives. Our 2013 corporate objectives included goals in the following categories: business development; corporate compliance; financial; sales; and research and development. We believe that we set achievable but challenging target levels and objectives.

Business Development

Our 2013 business development goals focused on in-licensing or acquiring assets with potential to generate significant revenue and have use in gastroenterology and primary care and continuing to execute our comprehensive strategy for rifaximin, through licensing activities, strengthening our patent portfolio, exploring formulation innovations and other strategic alternatives. On November 7, 2013, we announced a definitive merger agreement to acquire Santarus, Inc., a gastroenterology-focused specialty biopharmaceutical company which achieved one of these goals. We believe the acquisition solidifies our position as one of the largest gastroenterology-focused specialty pharmaceutical companies in the U.S. In addition, we strengthened our intellectual property position with respect to rifaximin. In 2013, we had nine patents issue or receive issue notifications that cover Xifaxan® in the United States, three of which have been listed in the Orange Book or are eligible for Orange Book listing pending approval of the indication. We also purchased certain patents from Olon, S.p.A. that cover rifaximin.

Corporate Compliance

We targeted a high level of corporate compliance, via training, testing and auditing, among other activities, to ensure corporate integrity, which we believe is critical in our industry.

We achieved our compliance goals by, among other things, implementing system changes and training in order to be compliant with the federal Physicians Payment Sunshine Act, in accordance with the final regulations issued in 2013.

Financial

Our financial goals for 2013 included achieving net sales and income before tax, without giving effect to charges related to in-licenses and acquisitions (“Adjusted Income”), in line with publicly announced projections. As previously disclosed, we exceeded our goals for net sales and Adjusted Income.

In addition, we completed the issuance and sale of $750 million in aggregate principal amount of 6.00% senior notes due 2021 (the “2021 Notes”) in a private placement and substantially negotiated a credit agreement providing for a $1.2 billion six-year senior secured term loan facility and a $150 million five-year senior secured revolving credit facility. The proceeds of the senior notes and the term loan financed a portion of the purchase price of our acquisition of Santarus.

Additionally, during 2013 holders of all of our outstanding convertible senior notes due 2028 (the “2028 Notes”) elected to convert all of the outstanding 2028 Notes with a par value of $12.5 million under the terms of the indenture. The holders received cash equal to the par value of the 2028 Notes, interest on the 2028 Notes through August 15, 2013, and 1.2 million shares of our common stock.

Sales

Our 2013 sales goals focused on the number of milligrams of Xifaxan prescribed, as well as the number of prescriptions for Apriso®, our purgatives (MoviPrep® and OsmoPrep®), Relistor®, Solesta® and Fulyzaq™. We reallocated sales and marketing resources on Apriso due to a market event, and, as a result, achieved 116% of our Apriso prescription objective of 475,000 prescriptions. We achieved a 19% increase in milligrams of Xifaxan prescribed, or 18.5 billion milligrams, which equates to 93% of our objective. We exceeded our goal of generating 1.75 million purgative prescriptions and achieved 76% of our objective of 100,000 Relistor prescriptions. We fell short of our prescription goals for Solesta and Fulyzaq, although Solesta prescriptions experienced year over year growth.

Research and Development

During 2013, we also achieved the majority of our research and development goals, including completing enrollment in the open label portion of our Phase 3 retreatment study for Xifaxan as a treatment for irritable bowel syndrome, or IBS, preparing the briefing document and requesting a meeting with FDA regarding Xifaxan as a treatment for IBS, initiating a Phase 2 study for rifaximin SSD/next generation, and completing a new drug submission (“NDS”) in Canada for Xifaxan for hepatic encephalopathy. In addition, we announced top-line data and filed a new drug application (“NDA”) for budesonide foam, which was accepted for filing in January 2014. We also took actions regarding our supplemental new drug application (“sNDA”) for Relistor (methylnaltrexone bromide) subcutaneous injection (“SI”) to treat opioid-induced constipation (“OIC”) in patients with chronic, non–cancer pain, including filing a formal appeal. We did not meet our goal to initiate a Phase 3 trial for delayed release rifaximin for Crohn’s disease, due to the FDA’s change in viewpoint on endpoints for these studies. We also did not meet our goals for the Relistor multidose pen.

Santarus Acquisition

On January 2, 2014, we completed the acquisition of Santarus, Inc., which was a transformational event for Salix, reflected by the 45% increase in our share price from the time of the announcement on November 7, 2013 to March 31, 2014. The acquisition diversifies our sales mix and revenue, reinforces our strong position in the gastroenterology market, expands sales coverage to the primary care physician market, and enhances our critical mass in ulcerative colitis by providing us with the opportunity to capitalize on Uceris®’s branding success. We substantially completed the integration of our and Santarus’s respective sales forces, totaling approximately 500 specialty sales representatives, at our National Sales Meeting in February, and have integrated the majority of the other functional areas.

Summary

We believe that Salix’s achievements in 2013 in the business development, compliance, financial, sales and research and development areas, in particular our growth in revenue and profitability, provided significant value to our stockholders, as indicated in part by a 122% increase in share price from December 31, 2012 to December 31, 2013 and merits the compensation we paid our Named Executive Officers. In addition, we believe that Salix’s achievements in 2013 provide an excellent foundation for future new product introductions and indications, as well as continued sustainable growth in revenue and profitability. As evidence of that achievement, annual cash incentive payments based on achievement, as discussed below, were approximately 130% of target for 2013 compared to 110% for 2012, and 120% of target for 2011.

Analysis of Specific Compensation Programs

Base Salary

The base salary for the Chief Executive Officer for the year ended December 31, 2013 was reviewed by the Compensation Committee which considered, among other things, the extent to which we achieved our pre-established corporate objectives for 2013 discussed above, individual performance, and comparative financial and compensation data of our peer group of companies. The base salary of each Named Executive Officer, other than the Chief Executive Officer, for the year ended December 31, 2013 was reviewed by the Compensation Committee, which considered, among other things, the recommendation of the Chief Executive Officer, the extent to which we achieved our pre-established corporate objectives for 2013 discussed above, the executive’s position, his or her individual performance, and data from our peer group of companies.

The Compensation Committee approved the following base salary increases in 2013 and 2014 for the Named Executive Officers. All adjustments are effective as of January 1 of the relevant year. Factors influencing Ms. Logan’s increase in 2014 include her overall leadership of the Company in 2013, especially with regard to leading our acquisition of Santarus and increasing revenue and profitability. Factors influencing Mr. Derbyshire’s increase in 2014 include his leadership of the finance department and significant contributions in 2013 in finance and investor relations, completing the 2021 Notes offering, substantially negotiating our $1.35 billion senior secured credit facilities and the acquisition of Santarus, and assisting us to achieve our financial projections. Factors influencing Dr. Forbes’s increase in 2014 include his leadership of our 2013 development and medical functions, completing enrollment in the open label portion of our Phase 3 retreatment study for rifaximin as a treatment for IBS, as well as initiating our Phase 2 study for rifaximin SSD/next generation rifaximin, completing NDS in Canada for Xifaxan for hepatic encephalopathy and the filing of the budesonide foam NDA, which was accepted for filing in January 2014. Factors influencing Mr. Scruggs’s base salary increase in 2014 include his leadership of business development in our growing company in 2013, including oversight of the agreement to purchase certain patents from Olon. In addition, Mr. Scruggs leads our trade activities, manages relationships with our various partners and our sales and marketing activities outside the United States.

The following table sets forth information concerning the base salary levels for our Named Executive Officers for the years ended December 31, 2012 and December 31, 2013 and projected for the year ended December 31, 2014, and the respective annual salary adjustments (by amount and percent of change) with respect to base salaries for 2013 and 2014.

Name	2012 Salary ($)	Salary Adjustment for 2013		2013 Salary ($)	Salary Adjustment for 2014		2014 Salary ($)
		($)	(%)		($)	(%)
Carolyn J. Logan	$834,086	$33,364	4.0%	$867,450	$34,698	4.0%	$902,148
Adam C. Derbyshire	470,063	18,803	4.0	488,866	19,555	4.0	508,421
William P. Forbes	448,456	17,939	4.0	466,395	18,656	4.0	485,051
Rick D. Scruggs	420,160	16,806	4.0	436,966	17,479	4.0	454,445

We believe that Mr. Derbyshire, Dr. Forbes and Mr. Scruggs have performed at a very high level for a number of years, and received base salaries under our stated goal of paying between the 50th and 75th percentiles of comparable officers at comparable companies. We also compare these amounts, both before and after increases, to base salaries for comparable officers at the peer companies identified above.

Annual Cash Incentive Payments

In consultation with our independent compensation consultant Radford and based in part on information for the peer companies described above and industry data, Salix has a comprehensive matrix tying each employee’s title or level within the organization to ranges of compensation, including a potential annual cash incentive payment, which is a given percentage of base salary for each level. The 2013 target cash incentive payments for our Named Executive Officers, as a percentage of base salary and in dollars, were: Ms. Logan, 100% or $867,450; Mr. Derbyshire, 55% or $268,876; Dr. Forbes, 55% or $256,517; and Mr. Scruggs, 55% or $240,331. These target cash incentives are set at 75% of peer company incentive payments based on information provided by Radford and recently filed proxy statements. We do not set threshold or maximum cash incentive payment amounts. There are target maximum cash incentive payments of 125% of base salary for Ms. Logan and 68.75% of base salary for the other Named Executive Officers, however the Compensation Committee has discretion to exceed the target maximums to reward exemplary performance. The actual annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2013 are based, in the discretion of the Compensation Committee, upon achievement relative to 2013 corporate objectives, as described above. The Compensation Committee also takes into account company and individual performance in determining awards for Named Executive Officers in addition to data from our peer group of companies related to total compensation. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area for the other Named Executive Officers.

As discussed above, in determining the bonus for the Chief Executive Officer, the Committee primarily considers achievement relative to 2013 corporate objectives, and also considers individual performance and data from our peer group of companies. Due to the performance of Ms. Logan in managing Salix during 2013, in April 2014, she was awarded a cash incentive payment of $1,127,685. Likewise, in April 2014, Mr. Derbyshire was awarded a cash incentive payment of $349,539, Dr. Forbes was awarded one of $333,472 and Mr. Scruggs was awarded one of $312,431. The Compensation Committee exercised its discretion and exceeded the target maximum payments for each Named Executive Officer due to Salix’s performance in 2013, evidenced, in part, by the 122% increase in our share price from December 31, 2012 to December 31, 2013. In determining the amounts of these payments, we also considered the importance of retaining and motivating Ms. Logan and our other key employees to implement our long-term strategic plan to expand our revenue base primarily by means of the development of additional products and potential product and company acquisitions.

Long-Term Equity Incentives

We currently issue equity compensation under our 2005 Stock Plan, as amended. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

We grant executive officers and other eligible persons long-term equity incentives under our 2005 Stock Plan. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to our success.

The Compensation Committee awards shares of restricted stock, instead of options, to our executive officers as incentives. We have implemented a restricted stock grant program under the 2005 Stock Plan. The Compensation Committee generally bases the number of restricted shares granted to each executive officer on a dollar value for the individual executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based upon a review of competitive practices among our peer companies as well as the Committee’s assessment of the prior year company performance as well as the performance of the individual executive officer. The Committee takes existing awards held by executives into account in making grants, although it has not historically changed the amount of any grant as a result. We grant restricted stock to all of our employees on a similar basis. We award shares of restricted stock instead of options because we believe that awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the vesting commencement date for annual grants or the first anniversary of the first month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant fewer shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Executive Officer and all personnel reporting directly to her) retain at least 30% of the after-tax value of their restricted stock equity awards until no longer employed by Salix. Historically, each of our executive officers has met this standard at least beginning upon the first vesting date after becoming an executive officer. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation from our peer companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders. Historically, our grants of restricted stock have kept overall compensation of our executive officers in our targeted range between the 50th and 75th percentiles of peer companies, as described above.

Based on the criteria discussed above relating to our Company performance in 2012, in April 2013 we granted Ms. Logan 94,199 shares, Mr. Derbyshire 24,421 shares, Dr. Forbes 23,741 shares and Mr. Scruggs 21,354 shares. Like the average of those granted Company-wide, these grants represent approximately 118% of targeted grants and vest in equal installments on January 2, 2014, 2015, 2016 and 2017. Although these grants reward performance in 2012, these grants will be reported in the Summary Compensation Table for 2013. Based on the criteria discussed above relating to our Company performance in 2013, in April 2014 we granted Ms. Logan 73,684 shares, Mr. Derbyshire 20,763 shares, Dr. Forbes 19,809 shares and Mr. Scruggs 18,559 shares. Consistent with the average of those granted Company-wide, these grants represent approximately 150% of targeted grants and vest in equal installments on January 2, 2015, 2016, 2017 and 2018. Although these grants reward performance in 2013, these grants will be reported in the Summary Compensation Table for 2014.

Stock Retention Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of our senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person is no longer employed by Salix.

Other Compensation

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meets certain conditions, including being performance-based. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2013 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2011, 2012, and 2013 by our (1) principal executive officer, (2) principal financial officer and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2013. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Carolyn J. Logan	2013	$867,450	$4,587,491	$1,127,685	$18,333	$6,600,959
President and Chief Executive Officer	2012	834,086	4,169,347	917,495	14,814	5,935,742
	2011	802,006	3,392,549	818,046	14,440	5,027,041

Adam C. Derbyshire	2013	488,866	1,189,303	349,539	12,285	2,039,993
Executive Vice President, Finance and Administration and Chief Financial Officer	2012	470,063	1,064,273	310,242	12,060	1,856,638
	2011	451,984	969,679	298,309	11,835	1,731,807

William P. Forbes	2013	466,395	1,156,187	333,472	12,717	1,968,771
Executive Vice President, Research and Development and Chief Development Officer	2012	448,456	1,015,351	298,648	12,492	1,774,947
	2011	431,208	847,997	284,597	12,267	1,576,069

Rick D. Scruggs Executive Vice President, Business Development	2013	436,966	1,039,940	312,431	12,717	1,802,054
	2012	420,160	951,282	270,751	11,635	1,653,828
	2011	404,000	421,421	266,640	12,267	1,104,328

(1)

Restricted stock awards are generally granted to the Named Executive Officers in the first half of the year. The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. Restricted stock awards granted to the Named Executive Officers in 2011 and 2012 and 2013 vest in equal amounts annually on the anniversary of their vesting commencement date over four years, subject to continued employment. Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs had 219,782; 58,561; 54,389 and 44,195 shares respectively of unvested restricted stock outstanding as of December 31, 2013.

(2)

All payments reported in this column were paid in the discretion of the Compensation Committee based, in part, upon achievement against 2011, 2012 and 2013 corporate objectives set in February 2011, February 2012 and February 2013, respectively.

(3)	Consists of the following for each Named Executive Officer

Name	Year	401(k) Company Match	Group Term Life Premiums
Carolyn J. Logan	2013	$11,475	$6,858
	2012	11,250	3,564
	2011	11,025	3,415

Adam C. Derbyshire	2013	11,475	810
	2012	11,250	810
	2011	11,025	810

William P. Forbes	2013	11,475	1,242
	2012	11,250	1,242
	2011	11,025	1,242

Rick D. Scruggs	2013	11,475	1,242
	2012	10,393	1,242
	2011	11,025	1,242

GRANTS OF PLAN-BASED AWARDS FOR 2013

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2013. All shares of restricted stock granted to the Named Executive Officers in 2013 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold		Target		Maximum
Carolyn J. Logan	4/18/2013	$	n/a	$	n/a	$	n/a	94,199	$4,587,491
	2/13/2013		0		867,450		1,084,313
Adam C. Derbyshire	4/18/2013		n/a		n/a		n/a	24,421	1,189,303
	2/13/2013		0		268,876		336,095
William P. Forbes	4/18/2013		n/a		n/a		n/a	23,741	1,156,187
	2/13/2013		0		256,517		320,646
Rick D. Scruggs	4/18/2013		n/a		n/a		n/a	21,354	1,039,940
	2/13/2013		0		240,331		300,414

(1)

Reflects threshold, target and maximum payments possible under 2013 corporate objectives bonus plan. The 2013 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 100%, Mr. Derbyshire – 55%, Dr. Forbes – 55% and Mr. Scruggs – 55%. The maximum bonus payments for our Named Executive Officers for 2013 were targeted at 125% of annual salary for Ms. Logan, 68.75% for Mr. Derbyshire, 68.75%, for Dr. Forbes and 68.75% for Mr. Scruggs. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in March 2014 and April 2014 are reflected in the Summary Compensation Table above.

(2)	All grants of restricted common stock vest annually in four equal installments beginning on January 2, 2014, subject to continued employment.
(3)	The grant date fair value of the restricted stock awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	07/01/2015	219,782	(3)	$19,767,193
	33,750	—	18.87	07/01/2014
	65,625	—	18.87	07/01/2014
Adam C. Derbyshire	20,000	—	17.63	07/01/2015	58,561	(4)	5,266,976
	30,000	—	18.87	07/01/2014
William P. Forbes	6,250	—	17.63	07/01/2015	54,389	(5)	4,891,747
	19,200	—	17.53	01/01/2015
Rick D. Scruggs	—	—	—	—	44,195	(6)	3,974,898

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.
(2)

Market value is computed by multiplying the number of restricted shares by $89.94, the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013, the last trading day of the year.

(3)

The unvested portion of Ms. Logan’s awards will vest as follows: 16,390 restricted shares will vest on July 1, 2014; 45,403 restricted shares will vest in two equal annual installments beginning on January 2, 2014; 63,790 restricted shares will vest in three equal annual installments beginning on January 2, 2014; and 94,199 restricted shares will vest in four equal annual installments beginning on January 2, 2014.

(4)

The unvested portion of Mr. Derbyshire’s awards will vest as follows: 4,880 restricted shares will vest on July 1, 2014; 12,977 restricted shares will vest in two equal annual installments beginning on January 2, 2014; 16,283 restricted shares will vest in three equal annual installments beginning on January 2, 2014; and 24,421 restricted shares will vest in four equal annual installments beginning on January 2, 2014.

(5)

The unvested portion of Dr. Forbes’s awards will vest as follows: 3,764 restricted shares will vest on July 1, 2014; 11,349 restricted shares will vest in two equal annual installments beginning on January 2, 2014; 15,535 restricted shares will vest in three equal annual installments beginning on January 2, 2014; and 23,741 restricted shares will vest in four equal annual installments beginning on January 2, 2014.

(6)

The unvested portion of Mr. Scruggs’s awards will vest as follows: 2,647 restricted shares will vest on July 1, 2014; 5,640 restricted shares will vest in two equal annual installments beginning on January 2, 2014; 14,554 restricted shares will vest in three equal annual installments beginning on January 2, 2014; and 21,354 restricted shares will vest in four equal annual installments beginning on January 2, 2014.

OPTION EXERCISES AND STOCK VESTED IN 2013

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	—	$—	83,911	$4,421,666
Adam C. Derbyshire	—	—	24,549	1,317,888
William P. Forbes	25,000	1,054,558	20,087	1,050,076
Rick D. Scruggs	—	—	15,792	847,624

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Under their employment agreements, Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs currently have annual salaries of $867,450, $488,866, $466,395 and $436,966, respectively. Each officer may be given a cash bonus at the discretion of the Compensation Committee under our annual incentive compensation plans discussed above. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement.

The agreements have no set term. The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or materially or willfully violates any law, or willfully violates any significant written policy material to the Company, when the officer is convicted of a felony or certain serious crimes, when the officer willfully or grossly fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in a way that causes material economic damage to Salix or conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes material diminution in duties, a reduction in the officer’s salary or benefits if not similar to all other executives, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

Potential Payments Upon Termination/Change in Control

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, and 18 months for each of Mr. Derbyshire, Dr. Forbes and Mr. Scruggs. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as the Compensation Committee determines. In addition, we will pay the officer for the same period of time as they receive monthly salary, all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted stock are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2013, the Company would have been obligated to pay Ms. Logan $1,734,900 in salary and $493 per month in benefits for 24 months, and, in addition, in our discretion she would have been eligible to receive up to an $1,084,312 bonus. If a severance payment had been triggered on December 31, 2013, we would have been obligated to pay Mr. Derbyshire $733,299 in salary and $1,063 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $336,095 bonus. If a severance payment had been triggered on December 31, 2013, we would have been obligated to pay Dr. Forbes $699,592 in salary and

$1,553 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $320,647 bonus. If a severance payment had been triggered on December 31, 2013, we would have been obligated to pay Mr. Scruggs $655,449 in salary and $1,553 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $300,414 bonus.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix (defined in the current employment agreements as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs will be paid their base salary as of the date of termination for a period of 36 months for Ms. Logan and 30 months for the others under their current employment agreements. In addition, each Named Executive Officer will be paid a bonus equal to a multiple of the maximum annual bonus target— two times for Ms. Logan and one and one-half times for the others. Also, under their current employment agreements, Ms. Logan will be reimbursed for COBRA benefits for 36 months and the others will be paid benefits for 24 months.

Under our 2005 Stock Plan, in the event of a change in control (as defined in the 2005 Stock Plan), unvested shares of restricted stock granted before June 18, 2009 immediately accelerate upon a change in control. However, unvested shares of restricted stock granted on or after June 18, 2009 that are not assumed by the acquiror upon a change in control only accelerate if, within three years following the change in control, the participant’s employment with Salix or any of its subsidiaries is terminated without “cause” or the participant resigns for “good reason,” as defined in the award agreements.

If a severance payment following a change in control had been triggered on December 31, 2013, Salix would have been obligated to pay Ms. Logan $2,602,350 in salary and $493 per month in benefits for 36 months, and, in addition a $1,843,331 bonus. If a severance payment following a change in control had been triggered on December 31, 2013, we would have been obligated to pay Mr. Derbyshire $1,222,165 in salary and $1,063 per month in benefits for 30 months, and, in addition a $504,143 bonus. If a severance payment following a change in control had been triggered on December 31, 2013, we would have been obligated to pay Dr. Forbes $1,165,988 in salary and $1,553 per month in benefits for 30 months, and, in addition a $480,970 bonus. If a severance payment following a change in control had been triggered on December 31, 2013, we would have been obligated to pay Mr. Scruggs $1,092,415 in salary and $1,533 per month in benefits for 30 months, and, in addition a $450,621 bonus, In addition, if a severance payment following a change in control had been triggered on December 31, 2013 (the last trading day of the year), when our stock price was $89.94, 219,782 shares of Ms. Logan’s restricted stock would accelerate (valued at $19,767,193), 58,561 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $5,266,976), 54,389 shares of Dr. Forbes’s restricted stock would accelerate (valued at $4,891,747) and 44,195 shares of Mr. Scruggs’s restricted stock would accelerate (valued at $3,974,898). Except as described above, none of the Named Executive Officers are entitled to any severance or other payments upon a termination of employment or change in control.

On February 26, 2014, upon the recommendation of the Compensation Committee, the Board of Directors approved revisions to change in control payments payable under the employment agreements with each of the Named Executive Officers in the event of a qualifying termination of employment that occurs within 12 months after a change in control of Salix. A qualifying termination includes a termination by Salix without reasonable cause or by the officer with good reason, in each case, within 12 months after a change in control of Salix (defined as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise). As amended, in the event of a qualifying termination, each named executive officer of Salix will be paid his or her base salary as of the date of termination for a period of 36 months and will be paid a bonus equal to a multiple of 3 times his or her maximum annual target bonus. In addition, each named executive officer will be paid benefits for 36 months, will be provided outplacement benefits for 6 months following such termination and will receive assistance moving back to his or her original place of residence if such executive had relocated at the request of Salix within 18 months prior to the change in control.

Compensation Risk Assessment

The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION FOR 2013

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$73,250	$200,157	—	$273,407
Thomas W. D’Alonzo	145,000	200,157	—	345,157
William P. Keane	88,250	200,157	—	288,407
Mark A. Sirgo	72,250	200,157	—	272,407

(1)

Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2013.

(2)

On April 18, 2013 each of our non-employee directors was granted 4,110 shares of restricted stock. The restricted stock award will vest in its entirety on the earlier of July 1, 2014 or immediately prior to the next annual election of directors, subject to continued service on the Board of Directors. The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2013 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. As of December 31, 2013, the number of shares of restricted stock outstanding and number of vested shares of restricted stock held by each of our non-employee directors at that time was as follows: 61,336 shares of restricted stock outstanding for Mr. Chappell, of which 57,226 shares were vested; 46,400 shares of restricted stock outstanding for Mr. D’Alonzo, of which 42,290 shares were vested; 40,640 shares of restricted stock outstanding for Mr. Keane, of which 36,530 shares were vested; and 43,515 shares of restricted stock outstanding for Dr. Sirgo, of which 39,405 shares were vested.

(3)

As of December 31, 2013, the number of shares underlying options held by each of our non-employee directors at that time was as follows: 37,500 shares for Mr. Chappell; 37,500 shares for Mr. D’Alonzo; and 37,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2013, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We currently pay an annual retainer to our non-employee chairman in the amount of $120,000 and an annual retainer to our other non-employee directors in the amount of $60,000. We pay an annual retainer of $12,500 to all non-chair Audit Committee members and $10,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We pay annual retainers of $25,000 to the chairman of the Audit Committee, $20,000 to the chairperson of the Compensation Committee and $15,000 to the chairperson of the Nominating/Corporate Governance Committee. We also pay per meeting fees for meetings in excess of 10 board meetings and 8 committee meetings as follows: $2,500 for in-person and $1,000 for telephonic Board meetings, $1,000 for in-person and telephonic Audit Committee meetings, and $1,000 for in-person and $500 for telephonic Compensation Committee and Nominating/Corporate Governance Committee meetings. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the earlier of the first anniversary of the vesting commencement date or the next annual election of directors, subject to continued service on the Board of Directors. In April 2013 we granted each of our non-employee directors 4,110 shares of restricted stock that vest on the earlier of July 1, 2014 or the 2014 annual election of directors. In April 2014 we granted each of our non-employee directors 3,185 shares of restricted stock that vest on the earlier of July 1, 2015 or the 2015 annual election of directors.

Stock Retention Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 30% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. D’Alonzo, Keane and Chappell and Dr. Sirgo served as members of our Compensation Committee during all of 2013. None of these individuals was at any time during 2013 or at any other time an officer or employee of Salix. Ms. Logan, our President and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is required to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2013, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

INDEMNIFICATION AGREEMENTS

We have entered into an indemnity agreement with each of our independent, non-management directors and each of our Named Executive Officers. Under these agreement, directors and officers are indemnified, held harmless and exonerated to the fullest extent permitted by applicable law against all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement incurred in connection with being a party to, or otherwise participating in, any legal proceeding by virtue of having served as a director, officer, employee or agent of the Company. For proceedings brought by or in the right of the Company, indemnification is limited to expenses incurred by directors and officers in connection with such proceedings. In addition, the Company is required to advance expenses incurred by directors and officers in defending against such proceedings.

These indemnity agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, Bylaws and applicable law. We believe these indemnity agreements enhance our ability to recruit and retain knowledgeable and experienced executives and independent, non-management directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of April 17, 2014, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities under Section 13(d) of the Exchange Act.

Applicable percentage ownership is based on 63,401,066 shares of common stock outstanding as of April 17, 2014. Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1) 280 Congress Street Boston, Massachusetts 02210	7,159,660	11.29%
BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	4,715,290	7.44%
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,580,743	5.65%
TIAA-CREF Investment Management, LLC Teachers Advisors, Inc. (4) 730 Third Avenue New York, New York 10017-3206	3,420,729	5.40%
FMR LLC(5) 245 Summer Street Boston, Massachusetts 02210	8,350,848	13.13%

Executive Officers and Directors
Carolyn J. Logan(6)	892,512	1.41%
John F. Chappell(7)	533,794	*
Adam C. Derbyshire(8)	158,855	*
Thomas W. D’Alonzo(9)	120,814	*
William P. Forbes(10)	61,423	*
William P. Keane(11)	50,240	*
Rick D. Scruggs(12)	21,210	*
Mark A. Sirgo(13)	31,057	*

All current executive officers and directors as a group (8 persons)(14)	1,869,905	2.95%

*	Less than one percent.
(1)

Based on the information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 3,671,388 shares and shared dispositive power as to 7,159,660 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(2)	Based on the information contained in Schedule 13G/A filed with the SEC on February 10, 2014 by BlackRock, Inc. The Schedule 13G/A provides that BlackRock, Inc. has sole voting power as to 4,497,411 shares and sole dispositive power as to 4,715,290 shares. On the Schedule 13G/A, BlackRock, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(3)

Based on the information contained in Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. The Schedule 13G/A provides that The Vanguard Group Inc. holds sole voting power over 39,227 shares, sole dispositive power as to 3,546,116 shares and shared dispositive power as to 34,627 shares. The Vanguard Group, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(4)

Based on the information contained in Schedule 13G filed with the SEC on February 14, 2014 by TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. The Schedule 13G’s provides that TIAA-CREF Investment Management, LLC holds sole voting and dispositive power over 815,087 shares and that Teachers Advisors, Inc. holds sole voting and dispositive power over 2,605,642 shares. Neither TIAA-CREF Investment Management, LLC nor Teachers Advisors, Inc. lists any natural persons having voting and/or investment powers over the shares held of record by the company. TIAA-CREF Investment Management LLC may be deemed to be a beneficial owner of Both TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. disclaim that they are a member of a “group” with the other.

(5)

Based on the information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC. The Schedule 13G/A provides that FMR LLC holds sole voting power as to 1,343,548 shares and sole dispositive power as to 8,350,8484 shares. FMR LLC lists Edward C. Johnson 3rd as having voting and investment powers over the shares held of record by FMR LLC through his family’s control of Fidelity Management & Research Company and Fidelity SelectCo, LLC and its having 49% of the voting power of FMR LLC.

(6)

Includes 143,374 shares issuable upon exercise of options and 400,000 shares held in a grantor retained annuity trust. Does not include 225,951 shares of unvested restricted stock outstanding from grants made from 2010 through 2014. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.

(7)

Includes 15,000 shares issuable upon exercise of options, 8,200 shares held by Mrs. Chappell and 34,908 shares held in a grantor retained annuity trust. Includes 4,110 shares of restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 3,185 shares of unvested restricted stock granted on April 17, 2014, that will vest in their entirety on the earlier of July 1, 2015 or immediately prior to the 2015 annual stockholder meeting, subject to continued service on the Board of Directors.

(8)

Includes 20,000 shares issuable upon exercise of options. Does not include 61,303 shares of unvested restricted stock outstanding from grants made from 2010 through 2014. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.

(9)

Includes 15,000 shares issuable upon exercise of options. Includes 6,500 shares held by Mr. D’Alonzo’s spouse, 1,080 shares held by Mr. D’Alonzo’s child and 260 shares held by a limited partnership of which Mr. D’Alonzo is a general partner. Includes 4,110 shares of restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 3,185 shares of unvested restricted stock granted on April 17, 2014, that will vest in their entirety on the earlier of July 1, 2015 or immediately prior to the 2015 annual stockholder meeting, subject to continued service on the Board of Directors.

(10)

Includes 17,450 shares issuable upon exercise of options. Does not include 57,409 shares of unvested restricted stock outstanding from grants made from 2010 through 2014. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.

(11)

Includes 15,000 shares issuable upon exercise of options. Includes 4,110 shares of restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 3,185 shares of unvested restricted stock granted on April 17, 2014, that will vest in their entirety on the earlier of July 1, 2015 or immediately prior to the 2015 annual stockholder meeting, subject to continued service on the Board of Directors.

(12)

Does not include an aggregate of 49,744 shares of unvested restricted stock outstanding from grants made from 2010 through 2014. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.

(13)

Includes 4,110 shares of restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 3,185 shares of unvested restricted stock granted on April 17, 2014, that will vest in their entirety on the earlier of July 1, 2015 or immediately prior to the 2015 annual stockholder meeting, subject to continued service on the Board of Directors.

(14)	Includes the shares as described in footnotes 8-13 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2013 all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2015 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 30, 2014.

Except for proposals properly made in accordance with SEC Rule 14a-8 and included in our proxy solicitation materials, stockholders must follow the procedures outlined in our Bylaws to present business before the 2015 annual meeting of stockholders. These procedures require the stockholder to deliver timely notice of the business in writing and in proper form to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 and to provide updates and supplements to the notice at the times and in the forms required by our Bylaws. To be timely for an annual meeting, the stockholder’s notice must be delivered not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders and, accordingly, any notice for the 2015 annual meeting must be delivered no earlier that February 13, 2015 and no later than March 15, 2015. However, if the date of the 2015 annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting is first made. To be proper, the stockholder’s notice must contain certain prescribed information as described in more detail in Article II of our Bylaws. A copy of our Bylaws was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 23, 2013 and is available online under Governance & Compliance in the About Us section on our website at www.salix.com.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In accordance with SEC rules, we will deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC is accessible free of charge at www.salix.com/financial-investors/reports.aspx . It contains audited financial statements covering our fiscal years ended December 31, 2011, 2012 and 2013. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 28, 2014

Driving Directions to Annual Meeting 8510 Colonnade Center Drive Raleigh, NC 27615

From Raleigh-Durham International Airport 2400 W Terminal Blvd Morrisville, NC 27560

1.	Head southwest on John Brantley Blvd	0.6 mi

2.	Slight right to stay on John Brantley Blvd	0.1 mi

3.	Slight right onto the Aviation Pkwy N ramp to I-540/US-70	0.3 mi

4.	Merge onto Aviation Pkwy	1.1 mi

5.	Merge onto I-540 E via the ramp to US-70	9.6 mi

6.	Take exit 11 for Six Forks Road	0.3 mi

7.	Turn right onto Six Forks Road	0.9 mi

8.	Turn left onto Colonnade Center Dr/Colonnade Center Dr.	197 ft

9.	Turn right	66 ft

8510 Colonnade Center Dr. is on the right.

Appendix A

SALIX PHARMACEUTICALS, LTD.

2014 STOCK INCENTIVE PLAN

Salix 2014 Stock Incentive Plan	Table of contents

ARTICLE 1. INTRODUCTION

1.1.	Purpose of the Plan.

The Plan is intended to enhance the Company’s ability to attract, retain and motivate the best available employees, officers, directors, consultants, and advisors, and to provide them with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders and to promote the success of the Company’s business. The Plan succeeds the Company’s 2005 Stock Plan, and no awards shall be granted under that plan on or after the effective date of this Plan.

1.2.	Nature of Awards.

The Plan permits the grant of Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The Plan also permits cash incentive awards. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

1.3.	Effective Date and Term of Plan.

The Plan is effective as of June 13, 2014. No Awards shall be granted under the Plan after June 12, 2024 (or such earlier date as may apply under applicable law), but Awards previously granted may extend beyond that date.

Salix 2014 Stock Incentive Plan	Page A-1

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in this 2014 Stock Plan, the following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:

(a)	“Award” means an award issued under the Plan.

(b)

“Award Certificate” means the agreement, certificate or other document evidencing an Award, which shall be in such form (written, electronic or otherwise) as the Compensation Committee shall determine.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” means:

(1)

any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary of the Company) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of members of the Board (securities of any entity entitled to vote generally in the election of members of the board of directors of such entity are referred to herein as “Voting Stock”); provided that a transaction will not be deemed to constitute a Change in Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (B) immediately following such transaction, no “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the members of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease, for any reason, to constitute at least a majority of the Board then in office;

(3)

the consummation of any merger or consolidation of the Company with or into another entity or the merger of another entity with or into the Company; provided that, a merger or consolidation will not be deemed to constitute a Change in Control if the shares of the Company’s Voting Stock outstanding immediately prior to such merger or consolidation constitute, or are converted into or exchanged for, securities representing more than 50% of the Voting Stock of (i) the surviving entity in such merger or consolidation (the “Surviving Entity”) or (ii) a holding company of which such Surviving Entity is a direct or indirect wholly owned subsidiary, in each case immediately after such merger or consolidation;

(4)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way or merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company (on a consolidated basis) to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	the adoption of any plan relating to the liquidation or dissolution of the Company.

Salix 2014 Stock Incentive Plan	Page A-2

Notwithstanding the foregoing, (i) the transfer of assets between or among the Company and its subsidiaries shall not itself constitute a Change in Control, (ii) the term Change in Control shall not include a merger or consolidation of the Company with or into, or the sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to, an affiliate of the Company incorporated or organized solely for the purpose or reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming, collapsing or dissolving a holding company structure, (iii) a “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (iv) in no event shall a Change in Control be deemed to have occurred with respect to a holder of an Award, if such holder is part of a purchasing group that consummates the Change in Control transaction (such holder shall be deemed “part of a purchasing group” for purposes of this clause (iv) if he, she or it is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Board).

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Salix Pharmaceuticals, Ltd.

(g)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(h)	“Disability” shall mean a disability within the meaning of the Company’s long-term disability plan in which the Participant participates or, if there is no such plan, the federal Social Security Act.

(i)	“Effective Date” means the first date set forth in Section 1.3.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)

“Fair Market Value” means the closing sales price (or the closing bid, if no sales were reported) for the primary trading session of a Share on the last market trading day before the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. The Compensation Committee can substitute a particular time of day or other measure of “closing sale price” if appropriate because of unusual circumstances or can use weighted averages either on a daily basis or such longer period as complies with section 409A of the Code.

(l)	“Plan” means this 2014 Stock Incentive Plan.

(m)	“Prior Plan” means the Salix Pharmaceuticals, Ltd., 2005 Stock Plan, as amended.

(n)	“Restricted Stock” means an Award granted pursuant to Section 6.3.

(o)	“Restricted Stock Unit” means an Award granted pursuant to Section 6.4.

(p)	“Section” means a section of the Plan.

(q)	“Share” means a share of common stock of the Company.

(r)	“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 6.2.

(s)

“Stock Option” means an Award granted pursuant to Section 6.1; a Stock Option can be either an “Incentive Stock Option” (if it complies with the requirements of Section 6.1(b)) or a “Nonqualified Stock Option” or “Nonstatutory Stock Option” (if it does not comply with the requirements of Section 6.1(b)).

(t)

“Ten Percent Stockholder” means a Participant who on the date of grant is treated under section 424(d) of the Code as owning stock (not including stock purchasable under outstanding options) possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company as defined in section 424(e) or (f) of the Code.

2.2.	Construction.

When used in the Plan, (a) the terms “include” and “including” shall be deemed to include the phrase “but not limited to” and (b) masculine pronouns shall include the feminine.

Salix 2014 Stock Incentive Plan	Page A-3

ARTICLE 3. ELIGIBILITY

3.1.	In General.

Any natural person is eligible to be granted an Award if such individual is a current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code or any other business venture (including, without limitation, a joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Compensation Committee.

Salix 2014 Stock Incentive Plan	Page A-4

ARTICLE 4. ADMINISTRATION OF THE PLAN

4.1.	In General.

(a)

The Plan will be administered by the Compensation Committee. The Compensation Committee shall have discretionary authority to grant Awards and determine recipients and terms of any Awards, and to adopt, amend and repeal administrative rules, guidelines and practices relating to the Plan.

(b)	The Compensation Committee shall have full discretionary authority to:

(1)	to select the employees, officers, directors, consultants, or advisors to whom Awards may be granted;

(2)	to determine whether and to what extent Awards are granted;

(3)	to determine the number of shares of common stock subject to any Award;

(4)	to approve forms of Award Certificate for use under the Plan;

(5)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including the exercise price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions and the form of consideration to be paid to the Company for the exercise of any Stock Option, SAR or purchase of Shares with respect to an Award);

(6)	to determine the time or times when each Stock Option or SAR shall become exercisable and the duration of the exercise period;

(7)	to determine whether restrictions are to be imposed on Shares subject to Awards and the nature of such restrictions, if any;

(8)

to determine whether, to what extent and under what circumstances common stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

(9)	to construe and interpret the terms of the Plan and Awards;

(10)	to institute an option exchange program;

(11)	to determine all facts necessary to administer the Plan and any Award or Award Certificate; and

(12)	to make all other determinations necessary or advisable for the administration of the Plan.

(c)

The Compensation Committee shall have discretion to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate in the manner and to the extent it shall deem necessary or advisable.

(d)

All decisions by the Compensation Committee shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(e)	With respect to Awards made to directors, the Board shall also have the authority described in this Section 4.1 and Section 8.5.

4.2.	Delegation to Committees and Officers.

(a)	To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Company’s management.

Salix 2014 Stock Incentive Plan	Page A-5

(b)

To the extent permitted by applicable law and subject to any limitations under the Plan, the Compensation Committee may delegate to one or more officers of the Company the power (1) to grant Awards to any individual eligible under Section 3.1 other than a director or executive officer and (2) to exercise such other powers under the Plan as the Compensation Committee may determine; provided further, however, that no officer shall be authorized to grant Awards to himself or herself.

(c)

All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a committee of the Board (or the Company’s management) or the officers referred to in Section 4.2(b) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such committee or officers.

Salix 2014 Stock Incentive Plan	Page A-6

ARTICLE 5. STOCK SUBJECT TO THE PLAN

5.1.	Number of Shares.

(a)

Subject to adjustment under ARTICLE 7, Awards may be made under the Plan for up to 1,500,000 Shares, plus any shares subject to the Prior Plan that remain available for grant as of the Effective Date. All of the Shares available for Awards under the Plan can be issued as Incentive Stock Options.

(b)

If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any Shares not being issued, the unused Shares covered by such Award shall again be available for the grant of Awards under the Plan, except to the extent prohibited by law. Shares issued under the Plan shall consist of authorized but unissued shares.

5.2.	Substitute Awards.

(a)

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate in the circumstances.

(b)	Substitute Awards shall not count against the overall share limit set forth in Section 5.1, except as may be required by reason of section 422 and related provisions of the Code.

Salix 2014 Stock Incentive Plan	Page A-7

ARTICLE 6. TYPES OF AWARDS

6.1.	Stock Options.

(a)

In General. The Compensation Committee may grant options to purchase Shares and determine the number of Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. A Stock Option that is not intended to be an Incentive Stock Option shall be designated as a “Nonstatutory Stock Option” or a “Nonqualified Stock Option.”

(b)	Incentive Stock Options.

(1)

A Stock Option that the Compensation Committee intends to be an Incentive Stock Option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and construed consistently with the requirements of section 422 of the Code.

(2)

A Stock Option that is intended to be an Incentive Stock Option shall be treated as a Nonqualified Stock Option to the extent that, in the calendar year in which the Award is first exercisable, the aggregate Fair Market Value of the Shares subject to the Award (when added to other awards granted to the same individual that are intended to be Incentive Stock Options under the Plan or any other plan maintained by the Company and certain related corporations) exceeds $100,000 or such other limitation as might apply under section 422 of the Code.

(3)

The Company shall have no liability to a Participant, or any other party, if a Stock Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Compensation Committee, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)	Exercise Price.

(1)	The Compensation Committee shall establish the exercise price of each Stock Option and specify the exercise price in the applicable Award Certificate.

(2)

The exercise price of a Stock Option intended to be an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Stock Option is granted, except that, if any Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. The 100% and 110% limitation in this Section 6.1(c)(2) shall automatically adjust to the extent required by section 422 of the Code.

(d)	Term of Stock Options.

(1)

Each Stock Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable Award Certificate; except that no Stock Option shall be granted for a term of more than 10 years. Incentive Stock Options issued to a Ten Percent Stockholder shall not have a term of more than 5 years.

(2)

If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, such Participant may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Compensation Committee) after the date of such termination (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), exercise his or her Stock Option to the extent that he or she was entitled to exercise it at the date of termination. To the

Salix 2014 Stock Incentive Plan	Page A-8

extent that the Participant was not entitled to exercise the Stock Option at the date of termination, or if the Participant does not exercise the Stock Option within the time specified herein, the Stock Option shall terminate.

(3)

No Stock Option shall permit the Participant to defer receipt of compensation on the Stock Option beyond the date of exercise, unless the Compensation Committee expressly determines that such Stock Option shall be subject to section 409A of the Code.

(e)	Exercise of Stock Option.

(1)

Stock Options may be exercised by delivery to the Company of a written notice of exercise in the form attached to, or the manner described in, the Award Certificate or by any other form of notice (including electronic notice) or such other manner approved by the Compensation Committee, together with payment in full for the number of shares for which the Stock Option is exercised. Shares subject to the Stock Option will be delivered by the Company as soon as practicable following exercise. A Stock Option may not be exercised for a fraction of a Share.

(2)

A Stock Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Stock Option by the person entitled to exercise the Stock Option and full payment for the Shares with respect to which the Stock Option is exercised has been received by the Company. Full payment may, as authorized by the Compensation Committee, consist of any consideration and method of payment allowable under Section 6.1(f). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect the Shares, notwithstanding the exercise of the Stock Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Stock Option. No adjustment will be made for a dividend or other right for which the record date is before the date the stock certificate is issued.

(3)

Exercise of a Stock Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Stock Option, by the number of Shares as to which the Stock Option is exercised.

(f)	Payment Upon Exercise.

Shares purchased upon the exercise of a Stock Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the Company;

(2)

if provided in the applicable Award Certificate, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)

authorization to the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised;

(4)

to the extent provided for in the applicable Award Certificate or approved by the Compensation Committee, by delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (A) such method of payment is then permitted under applicable law, (B) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Compensation Committee, and (C) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

Salix 2014 Stock Incentive Plan	Page A-9

(5)

to the extent permitted by applicable law and provided for in the applicable Award Certificate, by (1) delivery of a promissory note of the Participant to the Company on terms determined by the Compensation Committee, or (2) payment of such other lawful consideration as the Compensation Committee may determine;

(6)	as determined by the Compensation Committee, such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable laws; or

(7)	by any combination of the above-permitted forms of payment.

(g)	Disability of Participant.

(1)

If a Participant’s status as an employee or consultant terminates by reason of the Participant’s Disability, all unvested Stock Options shall immediately vest, and the Participant may, but only within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) from the date of such termination (but in no event later than the date of expiration of the term of such Stock Option), exercise his or her Stock Option.

(2)	To the extent that the Participant does not exercise a Stock Option within the time specified above, the Stock Option shall terminate.

(h)	Death of Participant.

(1)

If a Participant’s status as an employee or consultant terminates by reason of the Participant’s death, all unvested Stock Options held by the Participant shall immediately vest, and the Stock Options may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) following the date of death (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance; or

(2)

If a Participant dies within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Compensation Committee) after his or her status as an employee or consultant terminates, the Stock Options may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) following the date of death (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the right to exercise had accrued as of the date of termination or cessation.

6.2.	Stock Appreciation Rights.

(a)

In General. A Stock Appreciation Right is an Award in the form of a right to receive cash or a Share, upon surrender of the Stock Appreciation Right, in an amount equal to the appreciation in the value of the Share over a base price established in the Award. The Committee may grant Stock Appreciation Rights either independently of Stock Options, or in tandem with Stock Options such that the exercise of the Stock Option or Stock Appreciation Right cancels the tandem Stock Appreciation Right or Stock Option.

(b)

Exercise Price. The minimum base price of a Stock Appreciation Right granted under the Plan shall be the price set forth in the applicable Award Certificate, or, in the case of a Stock Appreciation Right related to a Stock Option (whether already outstanding or concurrently granted), the exercise price of the related Stock Option.

(c)	Term, Exercise, Payment, Etc. The provisions of Section 6.1(d) shall generally apply to Stock Appreciation Rights, as applicable.

Salix 2014 Stock Incentive Plan	Page A-10

6.3.	Restricted Stock.

(a)

In General. The Compensation Committee may grant Awards of Restricted Stock. The Compensation Committee shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture), the issue price (if any) and whether the Shares shall be entitled to exercise voting or other rights associated with ownership of a Share.

(b)

Dividends. Unless otherwise provided by the Compensation Committee, Participants holding Restricted Stock will be eligible to receive all dividends paid with respect to such Shares. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Shares other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the Restricted Stock on which such dividends are paid vests or, if later, the 15th day of the third month following the date on which the Restricted Stock on which such dividends are paid vests.

(c)

Stock Certificates. The Company may require that any stock certificates issued for shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant. If the Participant has died before the certificates are delivered, the certificates shall be delivered to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death. If there is no such valid beneficiary designation, the Participant’s estate shall be the beneficiary.

(d)

Termination of Employment. If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, any Award of Restricted Stock that remains subject to restrictions shall immediately terminate, and the Participant shall not receive any Shares or be entitled to any payment or other consideration. If a Participant’s status as an employee or consultant terminates by reason of his or her death or Disability, all restrictions on Awards of Restricted Stock shall immediately lapse and the Participant (or his or her estate or other beneficiary) shall receive the applicable Shares.

6.4.	Restricted Stock Units.

(a)

The Compensation Committee may grant Restricted Stock Units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units may be paid at such time as the Compensation Committee may determine and payments may be made in a lump sum or in installments, in cash, Shares, or any combination thereof, as determined by the Compensation Committee.

(b)

If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, any Award of Restricted Stock Units that remains unvested shall immediately terminate, and the Participant shall not receive any Shares or be entitled to any payment or other consideration. If a Participant’s status as an employee or consultant terminates by reason of his or her death or Disability, all Awards of Restricted Stock Units shall immediately vest and the Participant (or his or her estate or other beneficiary) shall receive the applicable payment.

6.5.	Other Stock-Based Awards.

Other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property, may be granted under the Plan to Participants. To the extent permitted by law, such other Share Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Awards may be paid in

Salix 2014 Stock Incentive Plan	Page A-11

Shares or cash, as the Compensation Committee shall determine. Subject to the provisions of the Plan, the Compensation Committee shall determine the terms and conditions of each other Share Award.

6.6.	Cash Awards.

Cash Awards are Awards that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals for a performance period determined by the Compensation Committee. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for Awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the Awards.

6.7.	Performance-Based Awards.

(a)

In General. Any of the Awards listed in ARTICLE 6 may be granted as Awards that satisfy the requirements for “performance-based compensation” within the meaning of section 162(m) of the Code. The performance goals must be established by the Compensation Committee and may be for the Company, or a Company subsidiary, affiliate or other Company operating unit or department, or a combination of such units or departments. The performance goal shall be based on one or more performance criteria selected by the Compensation Committee. With the exception of any Stock Option or Stock Appreciation Right, an Award that is intended to satisfy the requirements of a performance-based Award shall be so designated at the time of grant.

(b)

Limits. The maximum aggregate number of shares of Stock for which performance-based Awards may be issued under this Section 6.7 in any calendar year to an individual Participant shall not exceed 500,000, the maximum amount that may be earned as a Cash Award for a performance period for a single calendar year by any individual Participant is $2,000,000, and the maximum amount that may be earned as a Cash Award for a performance period of greater than a single calendar year by any individual Participant is $2,000,000.

(c)

Performance Criteria. In the case of Awards intended to qualify as performance-based Awards, the performance criteria shall be selected only from among the following: production growth; reserve growth; reserve replacement; lease operating expense; revenue growth; finding/development costs; net sales; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; return on assets; economic value added (or an equivalent measure); share price performance; total stockholder return; improvement in or achievement of expense levels; improvement in or achievement of working capital levels; innovation as measured by a percentage of sales of new products; market share; productivity ratios; completion and/or integration of acquisitions of businesses or companies; completion of divestitures and asset sales; sales goals, measured in an aggregate or on a product-specific basis; research and development goals, including development and marketing milestones, and the completion of Phase II and Phase III studies; developing and strengthening the Company’s intellectual property, including filing new patent applications or the licensing of patents; and any combination of any of the foregoing business criteria. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, and/or affiliate as a whole or any business unit of the Company, a subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of the performance criteria specified in this Section 6.7.

Salix 2014 Stock Incentive Plan	Page A-12

(d)

Application to Stock Options and Stock Appreciation Rights. Notwithstanding anything contained in this Section 6.7 to the contrary, Stock Options and Stock Appreciation Rights need not satisfy the specific performance criteria described in this Section 6.7 in order to qualify as performance-based Awards under this section 162(m) of the Code.

(e)

Time for Establishing Performance Goals. The specific performance goal(s) and the applicable performance criteria must be established by the Compensation Committee in advance of the deadlines applicable under section 162(m) of the Code and while the achievement of the performance goal(s) remains substantially uncertain.

(f)

Committee Certification and Payment of Awards. Before any performance-based Award (other than Stock Options and Stock Appreciation Rights) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the Award have been satisfied. Unless otherwise provided by the Compensation Committee, performance-based Awards shall be paid as soon as practicable after the Compensation Committee has certified that the applicable goals and terms of such awards have been satisfied, but in no event later than the fifteenth (15th) day of the third month following the end of the performance period to which the award relates (absent a timely election to defer such Award under a deferred compensation plan, if any, maintained by the Company). Notwithstanding the foregoing, to the extent an amount was intended to be paid so as to qualify as a short-term deferral under section 409A of the Code and the applicable regulations, then such payment may be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met. In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that, if the payments were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the applicability of section 162(m) of the Code.

(g)

Terms and Conditions of Awards; Committee Discretion to Reduce Performance Awards. The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the Plan and section 162(m) of the Code, on the payment of individual Awards under this Section 6.7. To the extent set forth in an Award Certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that, in the case of Awards intended to qualify as performance-based Awards, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

(h)

Adjustments for Material Changes. To the extent the Compensation Committee makes adjustments in accordance with ARTICLE 7 that affect Awards intended to be performance-based Awards under this Section 6.7, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

Salix 2014 Stock Incentive Plan	Page A-13

ARTICLE 7. ADJUSTMENTS

7.1.	Changes in Capitalization.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (a) the number and class of securities available under this Plan, (b) the number and class of securities and exercise price per Share of each outstanding Stock Option, (c) the number of Shares subject to each outstanding Restricted Stock Award, and (d) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Compensation Committee. Without limiting the generality of the foregoing, if the Company effects a split of the Shares by means of a stock dividend and the exercise price of and the number of Shares subject to an outstanding Stock Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises a Stock Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares acquired upon such Stock Option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

7.2.	Change in Control.

(a)	In the event of a Change in Control, all outstanding Awards and any restricted Shares acquired on the exercise of an Award shall either:

(1)

be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, and no additional vesting or waiver of forfeiture restrictions shall occur as a result of the Change in Control unless the Award holder is terminated other than for “cause” or quits for “good reason,” as those terms are defined in the relevant Award Certificate, during the three-year period beginning on the date of the Change in Control, in which case any Awards and any restricted Shares acquired on the exercise of such an Award shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, or

(2)

if not so assumed or substituted, become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, and may terminate ten (10) days after the Compensation Committee shall notify the holder of such vesting and termination.

(b)

For the purposes of this Section, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each Share subject to the Award immediately before the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Compensation Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

Salix 2014 Stock Incentive Plan	Page A-14

ARTICLE 8. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

8.1.	Transferability of Awards.

Except as the Compensation Committee may otherwise determine or provide in an Award Certificate, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

8.2.	Termination of Status.

Except to the extent provided in an Award Certificate or as set forth above, the Compensation Committee shall determine the effect on an Award of the Disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Beneficiary, may exercise rights under the Award.

8.3.	Withholding.

The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due before the Company will issue any Shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. To the extent not otherwise provided for in an Award Certificate or approved by the Compensation Committee, a Participant shall satisfy such tax obligations in whole or in part by delivery of a portion of the Award creating the tax obligation, valued at Fair Market Value; provided, however, except as otherwise provided by the Compensation Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8.4.	Conditions on Delivery of Stock.

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Company, (b) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.5.	Acceleration.

The Compensation Committee or its delegee may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Salix 2014 Stock Incentive Plan	Page A-15

ARTICLE 9. MISCELLANEOUS

9.1.	No Right to Employment or Other Status.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Certificate.

9.2.	No Rights as Stockholder.

Subject to the provisions of the applicable Award Certificate and except as provided in Section 6.3, no Participant or beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such shares.

9.3.	Amendment.

(a)

Amendment of the Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided, however, that the Compensation Committee may not effect such modification or amendment without approval of the Company’s stockholders if:

(1)

At the time of the amendment such approval is required under (A) section 422 of the Code or any successor provision with respect to Incentive Stock Options, (B) the listing standards of the exchange on which the Company’s common stock is at the time primarily traded, or (C) any other applicable law or regulation, or

(2)

Such amendment will result in (A) the downward repricing of any Stock Option or SAR, (B) the cancellation of a Stock Option or SAR in exchange for new a Stock Option or SAR with a lower exercise price, (C) the substitution of a full value Award for a Stock Option or SAR that has an exercise price below the Fair Market Value of a Share at the time of the substitution (an “underwater Stock Option or SAR”), or (D) the buyback or buyout of an underwater Stock Option or SAR in exchange for cash or a new Award.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9.3 shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(b)

Amendment of Award. Subject to the terms of Section 9.3(a), the Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan.

9.4.	Compliance with Code Section 409A.

No Award shall provide for a deferral of compensation within the meaning of section 409A of the Code, unless the Compensation Committee, at the time of grant, specifically provides that the Award is intended to be subject to section 409A of the Code. If an Award is intended to be subject to section 409A, the following provisions shall apply except to the extent that a contrary provision is included in the Award Certificate: (a) such Award shall be payable on the earlier of a “change in control” or the Participant’s “separation from service” with the Company and (2) any payment made to a Participant who is a “specified employee” of the Company shall not be made before such date as is six months after the Participant’s “separation from service” to the extent required to avoid

Salix 2014 Stock Incentive Plan	Page A-16

the adverse consequences of Section 409A of the Code. For purposes of this Section 9.4, the terms “change in control,” “separation from service” and “specified employee” shall have the meanings set forth in section 409A and the applicable Treasury regulations. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, section 409A is not so exempt or compliant or for any action taken by the Compensation Committee.

9.5.	Governing Law.

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Salix 2014 Stock Incentive Plan	Page A-17

Salix R

PHARMACEUTICALS, LTD. C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE Electronic Voting Instructions

DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!

ADD 1 Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

ADD 2 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

ADD 3

ADD 4

ADD 5

ADD 6

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2014.

Vote by Internet

Go to www.investorvote.com/SLXP

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the election of the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected and qualified.

1. Election of Directors: For Withhold

01 - John F. Chappell

02 - Thomas W. D’Alonzo For Withhold

03 - William P. Keane For Withhold +

04 - Carolyn J. Logan 05 - Mark A. Sirgo

2. The Board of Directors recommends a vote FOR the proposal to amend our certificate of incorporation, as described in the accompanying proxy statement, to increase the number of authorized shares of capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares.

For Against Abstain

3. The Board of Directors recommends a vote FOR the proposal to approve the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan. For Against Abstain

4. The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. For Against Abstain

5. The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the 2013 executive compensation.

For Against Abstain

In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 1 973171 +

01TZ2B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SALIX PHARMACEUTICALS, LTD.

PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2014. The undersigned stockholder hereby designates each of Carolyn J. Logan and Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 13, 2014 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the listed, or any other, nominees in the election of directors, (2) FOR the proposal to amend our certificate of incorporation, as described in the accompanying proxy statement, to increase the number of authorized shares of capital stock from 155,000,000 shares to 305,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares, (3) FOR the proposal to approve the Salix Pharmaceuticals, Ltd. 2014 Stock Incentive Plan, (4) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (5) FOR the approval, on an advisory basis, of the 2013 executive compensation. In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

If shares of common stock are owned through the Salix Pharmaceuticals, Ltd. 2005 Stock Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 9:00 a.m., Eastern Time on June 11, 2014, the plan shares credited to your account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

(Items to be voted appear on reverse side.)